EXHIBIT A

COVER LETTER TO OFFER TO PURCHASE AND Tender/Repurchase Request Form

IF YOU DO NOT WANT TO SELL YOUR SHARES OF BENEFICIAL INTEREST AT THIS TIME, PLEASE DISREGARD THIS NOTICE.

October 31, 2024

Dear Keystone Private Income Fund Shareholder:

We are writing to inform you of important dates relating to a tender offer by Keystone Private Income Fund (the “Fund”). If you are not interested in having the Fund repurchase some or all of your Shares of beneficial interest (including fractions thereof) (“Shares”) valued as of December 31, 2024, please disregard this notice and take no action.

The tender offer period will begin on October 31, 2024 and will end at 11:59 p.m., Eastern Time, on November 29, 2024, at which point the tender offer will expire. The purpose of the tender offer is to provide liquidity to Shareholders of the Fund that hold Shares. Shares may be presented to the Fund for purchase only by tendering them during one of the Fund’s announced tender offers.

Should you wish to tender all or some of your Shares for purchase by the Fund during this tender offer period, please complete and return the enclosed Tender/Repurchase Request Form so that it is received by Keystone National Group, LLC no later than 11:59 p.m., Eastern Time, on November 29, 2024.

If you would like to tender your Shares, you should complete, sign and either (i) email a properly completed Tender/Repurchase Request Form to Keystone Private Income Fund at info@keystonenational.com; or (ii) mail or otherwise deliver a properly completed Tender/Repurchase Request Form to Keystone Private Income Fund, c/o Keystone National Group, LLC, 60 E. South Temple, Suite 2100, Salt Lake City, Utah 84111, so that it is received before 11:59 p.m., Eastern Time, on November 29, 2024.

If you have any questions, please refer to the enclosed Offer to Purchase document, which contains additional important information about the tender offer, or call the Tender Offer Administrator at UMBFS at (888) 332-3320.

Sincerely,

Keystone Private Income Fund